Exhibit H(19)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between Massachusetts Mutual Life Insurance Company, a Massachusetts life insurance company (the “Manager”), and MassMutual Select Funds, a Massachusetts business trust (the “Trust”), effective as of the 1st day of June, 2013.

WHEREAS, the Trust is an open-end diversified management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MM S&P 500® Index Fund and MassMutual Select Mid-Cap Value Fund, (the “Funds”) are each a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the SEC as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Funds and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreements;

WHEREAS, upon mutual consent of the Board of Trustees of the Trust on behalf of the Funds and the Manager, this Agreement supersedes and replaces, with respect to these Funds only, the Expense Limitation Agreement dated April 1, 2013;

NOW THEREFORE, the Trust and the Manager hereby agree as follows:

1.	Expense Limitation

(a)	The Manager agrees to: (i) waive management fees and (ii) cap the fees and expenses of each Fund (other than extraordinary litigation and legal expenses, Acquired Fund fees and expenses, interest expense, short sale dividend and loan expense, or other non-recurring or unusual expenses such as, for example, organizational expenses and shareholder meeting expenses) through May 31, 2014 at the following amounts. This agreement can only be terminated by mutual consent of the Board of Trustees of the Trust on behalf of the Funds and the Manager.

MM S&P 500 Index Fund

	Management Fee Waiver	Expense Cap

Class Z shares	0.05%	0.08%
Class I shares	0.05%
Class S shares	0.05%
Class Y shares	0.05%
Class L shares	0.05%
Class A shares	0.05%	0.65%
Class N shares	0.05%	0.95%

MassMutual Select Mid-Cap Value Fund

	Administrative and Shareholder Services Fee Waiver	Expense Cap

Class Z shares	0.08%
Class S shares		0.85%
Class Y shares		0.95%
Class L shares		1.10%
Class A shares		1.35%
Class N shares		1.65%

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 1st day of June, 2013.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Eric Wietsma
Eric Wietsma, Senior Vice President

MASSMUTUAL SELECT FUNDS on behalf of each of the Funds

By:	/s/ Nicholas Palmerino
Nicholas Palmerino, CFO and Treasurer